Exhibit 99.1

Worldwide Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101	Maximillian Marcy Investor Relations 651-236-5062 Kimberlee Sinclair Corporate Communications 651-236-5823
NEWS For Immediate Release December 21, 2011

H.B. Fuller Announces Agreement to Acquire Forbo’s Industrial Adhesives Business

Acquisition Will Enhance the Company’s Commercial Offering, Growth and Profitability

ST. PAUL, Minn., (Dec. 21, 2011) – H.B. Fuller Company (NYSE: FUL) announced today that it has signed an agreement to purchase the global industrial adhesives business of Forbo Group. The acquisition will enhance H.B. Fuller’s position as a global leader in the adhesives industry. The business to be acquired represents about 80 percent (by revenue) of the Forbo Bonding Systems division of Forbo Group. This business will generate approximately $580 million in revenue for the fiscal year ending December 31, 2011, operates 17 manufacturing facilities in 10 countries, and employs more than 1,100 people globally. Projected EBITDA for the business for the 2011 fiscal year is CHF 31 million, or about $35 million at 2011 actual exchange rates.

The purchase price for the transaction is CHF 370 million on a debt-free and cash-free basis, or about $394 million at current exchange rates. The consideration will be paid in cash at the time of closing. H. B. Fuller has committed financing from Morgan Stanley Senior Funding, Inc., JP Morgan and Citigroup Global Markets Inc. and JPMorgan Chase Bank, N.A. to support the completion of this transaction. Prior to closing the acquisition transaction, H.B. Fuller intends to raise permanent financing through the private placement and syndicated bank loan markets.

H.B. Fuller has previously announced specific financial goals for organic growth and EBITDA margin improvement and believes this acquisition will support delivery of both objectives. Forbo is a highly respected supplier of industrial adhesives, known for the breadth of its product line in all of H.B. Fuller’s core market segments, particularly packaging and durable assembly. With this acquisition, H.B. Fuller will gain product technology and add people and skills that will make the company stronger.

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In addition, there will be sizable opportunities to capitalize on synergies and eliminate duplication in a number of areas, including raw material procurement, manufacturing and redundant services. Annual pre-tax synergies of approximately $50 million are anticipated once the integration is complete in 2013. Cost in relation to achieving such synergies is expected to be approximately $60 million, incurred over the next two years.

“With this acquisition, we are taking a further step forward in realizing our strategic plans to accelerate growth and improve EBITDA margins,” said H.B. Fuller President and Chief Executive Officer Jim Owens. “Upon closing of the transaction, H.B. Fuller will be a $2 billion company, focused on attractive segments of the industrial adhesives market. The acquired Forbo business will fortify our presence in Europe and enhance the transformation of our own business in that region. It will increase our business in China by about 50 percent, and broadly strengthen our capability in our core markets. In addition, we will enhance our leadership position in North America, gain proprietary technology and become one of a handful of manufacturers capable of producing VAE emulsions.

“Our intent is to fully capture the value of this transaction, and we will work to achieve these benefits as quickly as possible. Our leadership team has significant experience in capturing and realizing synergies. We have developed a detailed synergy assessment and have modeled significant benefits in the combined businesses,” Owens said.

The acquisition of the Forbo industrial adhesives business by H.B. Fuller has been approved by the Boards of Directors of both companies. Subject to customary closing conditions and regulatory approvals, the transaction is expected to close as soon as March 2012.

Morgan Stanley is acting as H.B. Fuller’s sole financial advisor in relation to this acquisition.

H.B. Fuller will host a conference call to review this announcement at 9:30 a.m. Central U.S. (10:30 a.m. Eastern) on December 22, 2011. The conference call audio and accompanying presentation slides will be available to all interested parties via a simultaneous webcast at www.hbfuller.com under the Investor Relations section. The event is scheduled to last one hour. For those unable to listen live, an audio replay of the event along with the accompanying presentation will be archived on the Company’s website. In addition, general information about the transaction, including frequently asked questions, will be posted to the Company’s website at www.hbfuller.info.

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H.B. Fuller Announces Intent to Acquire Forbo’s Industrial Adhesives Business, continued.                                         Page 3 of 3

About H.B. Fuller Company:

For nearly 125 years, H.B. Fuller has been a leading global adhesives provider focusing on perfecting adhesives, sealants and other specialty chemical products to improve products and lives. Recognized for unmatched technical support and innovation, H.B. Fuller brings knowledge and strength to help its customers find precisely the right formulation for the right performance. With fiscal 2010 net revenue of $1.36 billion, H.B. Fuller serves customers in packaging, hygiene, paper converting, general assembly, woodworking, construction, and consumer businesses. For more information, visit us at www.hbfuller.com, read our blog, follow GlueTalk on Twitter or like us on Facebook.

Safe Harbor for Forward-Looking Statements:

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: the Company’s ability to effectively integrate and operate acquired businesses; political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; geographic and product mix; availability and price of raw materials; the Company’s relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations; the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company’s SEC 10-Q filings of March 28, 2011, June 24, 2011, and September 23, 2011, and10-K filing for the fiscal year ended November 27, 2010. All forward-looking information represents management’s best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business make it difficult to determine with certainty the increases or decreases in net revenue resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, management’s best estimates of these changes as well as changes in other factors have been included.

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